SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT - December 12, 2006
(Date of Earliest Event Reported)

COLUMBIA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 1-10352

Delaware	59-2758596
(State of Incorporation)	(I.R.S. Employer Identification No.)

354 Eisenhower Parkway Livingston, New Jersey	07039
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code: (973) 994-3999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Separation Agreement with David L. Weinberg.

On December 12, 2006, Columbia Laboratories, Inc. (the “Company”) and David L. Weinberg, the Company’s former Vice President, Chief Financial Officer, and Treasurer, entered into a separation agreement and general release of claims (the “Separation Agreement”), pursuant to which the Company has agreed to pay Mr. Weinberg, as a severance payment, $212,000, in twenty-four consecutive bi-monthly payments beginning on January 15, 2007 (the “Severance Payment”). In addition to the Severance Payment, the Company has agreed to extend the exercise period for Mr. Weinberg’s vested stock option grants until their original dates of expiration (the “Extended Exercise Period”). The Company will incur a non-cash charge to earnings in the current quarter for the difference between the average of the high and low prices of the Company’s stock on December 12, 2006, and the exercise price of Mr. Weinberg’s in-the-money options. The charge will be approximately $100,000. Mr. Weinberg has agreed to be available for consultation with the Company. In consideration for the Severance Payment and the Extended Exercise Period, Mr. Weinberg also agreed to release the Company from any claims he may have against the Company. The foregoing description is qualified by reference to the Separation Agreement filed as Exhibit 10.67 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits.

Exhibit No.	Description
10.67	Separation Agreement by and between Columbia Laboratories, Inc. and David L. Weinberg effective as of December 12, 2006

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2006

COLUMBIA LABORATORIES, INC.

By: /S/ Michael McGrane
Michael McGrane
Senior Vice President, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.67	Separation Agreement by and between Columbia Laboratories, Inc. and David L. Weinberg effective as of December 12, 2006